Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of CCUR Holdings, Inc. on Form S-8 of our report dated September 7, 2018, with respect to our audit of the consolidated financial statements and Schedule IV – Mortgage Loans on Real Estate of CCUR Holdings, Inc. as of June 30, 2018 and for the year then ended, appearing in the Annual Report on Form 10-K of CCUR Holdings, Inc. for the year ended June 30, 2018.

/s/ Marcum llp

Marcum llp

Philadelphia, Pennsylvania

December 21, 2018